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                                  EXHIBIT 10.1
                             LEGACY SOFTWARE, INC.
                      EMPLOYMENT AGREEMENT BY AND BETWEEN
                    CAL C. MORRELL AND LEGACY SOFTWARE, INC.

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of August 16, 1996, is made and entered into by and between LEGACY SOFTWARE, INC., a Delaware corporation (the "COMPANY"), and CAL C. MORRELL (the "EXECUTIVE").

                                    RECITALS

         A. The Company desires to employ the Executive as its Vice President--Business Development on the terms and conditions hereinafter set forth and the Executive desires to accept such employment.

         B. The Executive possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel.

         C. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders, and the Company recognizes that the existence of a possible change in control of the Company causes uncertainty among management which may result in the possible departure or distraction of members of management to the detriment of the Company and its stockholders.

         D. The Company desires to secure the services and employment of the Executive as its Vice President--Business Development, and the Executive desires to serve the Company in such capacity, but desires assurance that he or she will be protected against the financial impact of an unexpected termination in the event of a change in control of the Company.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                 1. EMPLOYMENT. Subject to and pursuant to the terms of this Agreement, effective August 1, 1996 (the "EFFECTIVE DATE"), the Company shall employ the Executive, and the Executive shall be employed by and shall serve the Company, in the capacity of Vice President-- Business Development, reporting directly to the Company's Chief Executive Officer.

                 2.       PROBATIONARY PERIOD; TERM AND RENEWALS.

                          (a)     PROBATIONARY PERIOD; EMPLOYMENT AT WILL.
Notwithstanding anything to the contrary in Section 2(b), for a period of six
(6) months after the Effective Date





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(the "PROBATIONARY PERIOD"), the employment of the Executive by the Company shall by at will and, at any time during the Probationary Period, the Company may terminate Executive for any reason with or without cause and the Executive may resign from the employment of the Company for any reason by giving the other party hereto notice in accordance with the provisions of Section 11(b) below.

                          (b)     TERM AND RENEWALS.  Subject to the provisions
for earlier termination provided herein and provided that there has been no notice of termination or resignation during the Probationary Period, the term of this Agreement (the "TERM") shall commence on the Effective Date and shall terminate on the one (1)-year anniversary of the Effective Date (the "INITIAL TERM") unless renewed pursuant to this Section 2(b). At the end of each one-year period during the Term, either party hereto may terminate this Agreement and the employment relationship with or without cause without prior notice. No facts or circumstances arising out of Executive's employment, including the length of Executive's employment or any conduct by the Company, including any wage increases, promotions, performance reviews, representations, assurances, oral or implied agreements or oral or written policies and procedures of any kind, can alter the at-will employment relationship. The Initial Term shall be renewed for a one (1)-year period (the "INITIAL RENEWAL TERM") if at least one (1) month prior to the expiration of the Initial Term either party hereto shall not have given the other party written notice not to renew this Agreement. The Initial Renewal Term and each "Renewal Term" (as defined in this Section 2(b)) shall be renewed for successive one (1)-year periods (each, a "RENEWAL TERM") if at least one (1) month prior to the expiration of the Initial Renewal Term or a Renewal Term, as the case may be, either party hereto shall not have given the other party written notice not to renew this Agreement. Nothing in this Agreement shall be construed to require either party hereto to renew this Agreement and either party hereto has the sole discretion not to renew this Agreement.

                 3. DUTIES. During the Term, the Executive shall serve as and shall have the title of the Vice President--Business Development of the Company, reporting directly to the Company's Chief Executive Officer, and shall have all duties and responsibilities customarily associated with such position, as limited or expanded pursuant to this Agreement. The Executive shall devote substantially his or her full working time and effort during normal business hours to the business and affairs of the Company, and shall use his or her reasonable best efforts to perform such duties and responsibilities faithfully and efficiently.

                 4. COMPENSATION. For services rendered by the Executive pursuant to this Agreement, the Company shall pay or award compensation to the Executive as follows:

                          (a)     BASE COMPENSATION.  The Company shall pay to
the Executive a base salary ("BASE COMPENSATION") of $110,000 per annum, payable in accordance with the Company's customary practices for its officers. The amount of Base Compensation shall be reviewed by the Board or the Compensation Committee of the Board, if any, on at least an annual basis, and may be increased to reflect inflation or such other adjustments as it may deem appropriate; provided, however, that Base Compensation, as increased, may not be decreased.


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                          (b)     INITIAL SIGN-ON BONUS.  Within five (5)
Business Days (as defined in Section 11(b) below) of the Effective Date, the Company shall pay to the Executive an initial sign-on bonus in cash in the amount of $10,000 (the "Initial Sign-on Bonus").

                          (c)     BONUS COMPENSATION.  In addition to the Base
Compensation and Initial Sign-on Bonus, the Executive will be awarded a performance bonus (the "PERFORMANCE BONUS") in cash or stock options in the Company based on the milestones set forth in Schedule A attached hereto and incorporated herein.

                          (d)     REIMBURSEMENT OF CERTAIN RELOCATION EXPENSES.
The Company shall promptly reimburse the Executive for reasonable expenses actually incurred in connection with the Executive's relocation from his current residence to the greater Los Angeles, California area in the aggregate amount not to exceed $12,000, provided, that the Executive shall deliver to the Company receipts, invoices or other documentation reflecting actual payment of such relocation expenses by the Executive.

                          (e)     WITHHOLDING.  The Company shall deduct and
withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

                 5.       ADDITIONAL BENEFITS.

                          (a)     FRINGE BENEFITS; REIMBURSEMENT; VACATION.  In
addition to Base Compensation and Bonus provided for in Section 4 above, in connection with the Executive's employment by the Company, the Executive shall be entitled to receive:

                                  (i)      all fringe benefits customarily
         offered by the Company to its senior executive officers, including without limitation, club memberships, expense accounts, participation in any Company stock compensation plan and the various employee benefit plans or programs (collectively, the "BENEFIT PLANS") provided to the employees of the Company in general, subject to the eligibility requirements with respect to each such Benefit Plan, and to such other benefits or perquisites as may be approved by the Board during the Term;

                                  (ii)     reimbursement from the Company for
         all customary, ordinary and necessary business expenses incurred by the Executive in the performance of his or her duties and responsibilities hereunder, provided that the Executive furnishes the Company with vouchers, receipts and other substantiation of such expenses within thirty (30) days after they are incurred;

                                  (iii)    paid vacation benefits in accordance
         with the Company's vacation policy in effect for its senior executive officers;

                                  (iv)     notwithstanding the Term or any
         renewal thereof, an





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         automobile allowance of $425 per month for a period of time not to exceed 12 months following the Effective Date; and

                                  (v)      notwithstanding the Term or any
         renewal thereof, the Company shall pay the Executive's COBRA (health insurance) payment of $200 per month for a period of time not to exceed 12 months following the Effective Date.

The Executive may take accrued vacation at such times during each fiscal year of the Company as mutually may be convenient to the Company and to the Executive, and all unused vacation time as of the end of any fiscal year of the Company shall accrue and carry over to the next succeeding fiscal year of the Company.

                          (b)     CERTAIN EXECUTIVE REIMBURSEMENT.  The Company
shall pay the Executive an amount necessary to reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of the "Change in Control" of the Company (as defined in Section 8 below) and such termination of employment, including any fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the Company shall be obliged only to pay amounts necessary to reimburse the Executive for legal fees and expenses incurred by the Executive with respect to any claim or claims made by him or her as to which he or she shall substantially prevail in litigation relating thereto against the Company. Any such payments to the Executive hereunder shall be subject to payroll or other taxes required to be withheld by the Company. Payments to the Executive hereunder shall be considered severance pay in consideration of past service and the Executive's continued service after the Effective Date. Payments shall be made to the Executive within five
(5) Business Days (as defined in Section 11(b) below) after the Termination Date (as defined below). The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5(b) by seeking other employment or otherwise, and except as otherwise provided herein, the amount of any payment provided for in this Section 5(b) shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the date of termination, or otherwise.

                 6.       INDEMNIFICATION.

                          (a)     OBLIGATION OF THE COMPANY.  To the maximum
extent permitted by law, the Company hereby indemnifies and agrees to hold harmless the Executive from any and all costs or expenses incurred by him or her on account of the fact that he or she becomes a party, or is threatened to be made a party, to any pending, threatened or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, was or becomes a director, officer, employee or agent of the Company or of any parent or subsidiary of the Company. Such costs and expenses shall include, without limitation, expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding. To the maximum extent permitted by and subject to any requirements of law, costs and expenses incurred by the Executive in defending a civil or criminal action, suit or proceeding shall be paid by the Company as bills for such services are presented by the Executive to the Company. In any such matter, the Executive shall be entitled to select his or her own legal counsel.

                          (b)     INSURANCE COVERAGE.  The Company shall obtain
and maintain standard form director's and officer's liability insurance with responsible carriers and in reasonable amounts, and any other additional insurance which reasonably may be obtained, covering to the extent available any liability of the kind described in Section 6(a) above, and protecting the Executive against costs and expenses described in Section 6(a) above which are not for any reason satisfied by the Company.

                          (c)     SUCCESSOR LIABILITY AND SURVIVAL.  The
obligations of the Company set forth in this Section 6 shall bind any successor corporation to the Company (whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise) so that the Executive shall stand in the same position under this Agreement with respect to any successor corporation as the Executive would have with respect to the Company if its separate existence had continued. The Company's obligations under this Section 6 shall survive termination of this Agreement, and shall survive indefinitely with respect to any costs, expenses or liabilities incurred by the Executive on account of any actual or alleged action or inaction by the Executive while employed by the Company.

                 7.       TERMINATION OF EMPLOYMENT.

                          (a)     TERMINATION.  Except as otherwise provided in
this Agreement, the Executive's employment by the Company hereunder shall terminate upon the earliest to occur of the dates specified below (as applicable, the "TERMINATION DATE"):

                                  (i) The close of business on the date of expiration of the Term.

                                  (ii)     The close of business on the date of
         the Executive's death ("DEATH").

                                  (iii)    The close of business on the date
         specified as the effective date of termination of the Executive's employment in a "Notice of Termination" (as defined below) delivered by the Company to the Executive due to the Executive's "Disability" (as defined below). For purposes of this Agreement, the term "DISABILITY" shall mean the inability or incapacity of the Executive, due to any medically determined physical or mental impairment, to perform his or her duties and responsibilities for the Company for a total of one hundred eighty (180) calendar days in any twelve (12) month period during the Term.

                                  (iv)     The close of business on the date
         specified as the effective date of termination of the Executive's employment by the Executive in a Notice of Termination delivered by the Executive to the Company (a "VOLUNTARY TERMINATION").





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                                  (v)      The close of business on the date
         specified as the effective date of termination of the Executive's employment by the Company for "Cause" (as defined below) in a Notice of Termination delivered by the Company to the Executive. For purposes of this Agreement, the term "CAUSE" shall mean termination based on (A) the Executive's material breach of this Agreement which, if capable of cure, is not cured fully within ten (10) days after written notice to the Executive identifying such breach, provided, that such ten (10)-day period shall be extended to sixty (60) days if such breach is not reasonably susceptible to cure within ten (10) days and the Executive shall have commenced to cure and is then proceeding with due diligence to cure such breach; (B) conviction of the Executive for (x) any crime constituting a felony in the jurisdiction in which committed, (y) any crime involving moral turpitude (whether or not a felony) or (z) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company (whether or not a felony); (C) substance abuse by the Executive which is repeated after written notice to the Executive identifying such abuse; (D) the failure or the refusal of the Executive to follow lawful and proper directives of the Board (or of any superior officer of the Company having direct supervisory authority over the Executive), which is not corrected within ten (10) days after written notice to the Executive identifying such failure or refusal; (E) willful malfeasance or gross misconduct by the Executive which discredits or damages the Company; (F) indictment of the Executive by a grand jury for a felony violation of the federal securities laws; or (G) the engagement by the Executive in any "PROHIBITED ACTIVITY" or "COMPETITIVE ACTIVITY" (as such terms respectively are defined in Sections 10(c)(i) and 10(c)(ii) below) in violation of this Agreement.

                                  (vi)     The close of business on the date
         specified as the effective date of termination of the Executive's employment by the Company other than for Death, Disability or Cause in a Notice of Termination delivered by the Company to the Executive.

                          (b)     NOTICE OF TERMINATION.  Any termination of
the Executive's employment hereunder (other than termination as a result of Death) by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with the provisions of Section 11(b) below. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) if applicable, sets forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

                 8.       PAYMENT UPON TERMINATION OF EMPLOYMENT.

                          (a)     TERMINATION DURING PROBATIONARY PERIOD.  If
the Executive's employment is terminated by the Company or the Executive resigns during the Probationary Period, without limiting any other rights or remedies available to the Company at law or in equity, the Company shall pay or provide to the Executive on the date of termination or resignation, all Compensation earned but unpaid as of such date set forth in Section 4 above, and the Company shall not be obligated to provide, and the Executive shall not be entitled to, any benefits under any of the Benefit Plans after such date.

                          (b)     VOLUNTARY TERMINATION, TERMINATION FOR CAUSE
OR EXPIRATION OF TERM. Subject to the provisions of Section 8(d) below, if the Executive's employment is terminated pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term, then, without limiting any other rights or remedies available to the Company at law or in equity, the Company shall pay or provide to the Executive, his or her legal representatives, heirs, eligible dependents, if any, or permitted assigns, as applicable, (i) on the Termination Date, all Compensation earned but unpaid as of the Termination Date set forth in Section 4 above; and (ii) all benefits to which such persons may be entitled under any of the Benefit Plans which provide for benefits after termination of employment, in accordance with the terms thereof.

                          (c)     OTHER TERMINATIONS.  Subject to the
provisions of Section 8(d) below, if the Executive's employment is terminated other than pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term, (i) the Company shall pay to the Executive, his or her legal representatives, heirs or permitted assigns, on the Termination Date, all Compensation earned but unpaid as of the Termination Date set forth in Section 4 above; (ii) during the period beginning on the Termination Date and extending until the earlier to occur of the Executive's Death or the date this Agreement otherwise would have terminated had the employment of the Executive not been earlier terminated but, regardless of the Executive's Death, not less than a period of one (1) year from the Termination Date (the "REMAINING TERM"), the Company shall provide to the Executive, his or her legal representatives, heirs, eligible dependents, if any, or permitted assigns, as applicable, all benefits to which such persons may be entitled under any of the Benefit Plans, and specifically, without limitation, shall provide the Executive and his or her eligible dependents, if any, with life, disability, accident and group health insurance benefits substantially similar to those which the Executive and his or her dependents were receiving immediately prior to the Notice of Termination, provided the Executive or his or her legal representatives, heir or permitted assigns pay the regular premium required of active employees for such coverage (following the expiration of the Remaining Term, the Executive shall be eligible to purchase health insurance benefits in accordance with applicable federal law); (iii) beginning with the first day of the month on or following the Termination Date and continuing until the expiration of the Remaining Term, the Company shall pay the Executive in cash an amount equal to one-twelfth (1/12) of the Base Compensation, less the amount, if any, of monthly disability income paid to the Executive pursuant to any Company-sponsored long-term disability plan; (iv) if on the Termination Date the Executive has completed six (6) or more months of the Company's then current fiscal year, the Company shall pay to the Executive, his or her legal representatives, heirs or permitted assigns, a pro-rata portion of his or her Bonus for such fiscal year (the "PRO RATA BONUS"), such payment to be made within ten (10) days following the date on which a bonus in which the Executive would have participated but for his or her termination is declared, provided the criteria established by the Board for such Pro Rata Bonus have been satisfied fully as of the Termination Date; and (v) all stock options, warrants, rights and other Company stock-related awards granted to the Executive by the Company (collectively, the "STOCK AWARDS") that otherwise would have vested and become exercisable during the fiscal year of the Company in which the Executive has terminated, shall become upon the Termination Date fully vested and nonforfeitable, all restrictions (except for restrictions required by law), if any, thereon shall lapse, all performance goals, if any, associated therewith shall be deemed met in full, and the Executive shall be entitled to exercise any or all such Stock Awards in accordance with the terms of the documentation pursuant to which such Stock Awards were granted.

                          (d)     TERMINATION FOLLOWING A CHANGE IN CONTROL.
Notwithstanding any other provision of this Agreement to the contrary, if within six (6) months following a "CHANGE IN CONTROL" (as defined below) of the Company the employment of the Executive terminates as a result of an involuntary termination for any reason other than Cause, Disability, Death or normal retirement which constitutes a "CONSTRUCTIVE INVOLUNTARY TERMINATION" (as defined below), the Executive shall be entitled to the compensation and benefits provided in Section 8(c) above as if the Executive's employment had been terminated other than pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term, as of the date of termination by the Executive following a Change in Control until the later of (i) the date this Agreement otherwise would have expired had the employment of the Executive not been earlier terminated by the Executive and (ii) six (6) months from such date of termination by the Executive following a Change in Control, regardless of the Executive's Death. Notwithstanding any other provision of this Agreement to the contrary, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 8(d) by seeking other employment or otherwise, and the amount of any payment, provided for in this Section 8(d) shall not be reduced by any compensation earned by the Executive as a result of his or her employment by another employer after the Termination Date or otherwise.

For purposes of this Section 8(d), the following terms shall have the following meanings:

                                  (i)      "CHANGE IN CONTROL" shall mean and
be determined to have occurred if (i) any person ("PERSON") (as such term is used in Sections 13(b) and 14(b) of the Securities Exchange Act of 1934, as amended) (the "EXCHANGE ACT") is or becomes the beneficial owner ("BENEFICIAL OWNER") (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company; provided, however, that the beneficial ownership representing 30% or more of the combined voting power of the then outstanding securities of the Company by E.B.C. Trust Corporation, an independent trust company incorporated in Monaco, shall not constitute a Change in Control for purposes of this Agreement; (ii) during any period of two (2) years, a majority of the members of the Board is replaced by directors who were not nominated and approved by the Board; (iii) a majority of the members of the Board are represented by, or appointed by or affiliated with, any Person whom the Board has determined is seeking to effect a Change in Control of the Company; or (iv) the Company shall be combined with or acquired by another company.

                                  (ii)     "CONSTRUCTIVE INVOLUNTARY
TERMINATION" shall mean voluntary termination of employment by the Executive as a result of a significant reduction or adverse change in the duties, responsibilities, reporting relationship, job description, compensation, perquisites, office or location of employment of the Executive without the written consent of the Executive.

                          (e)     EXCLUSIVE PAYMENTS.  The payments upon
termination made by the Company to the Executive pursuant to Sections 8(b), (c) and (d) above shall constitute the exclusive payments due to the Executive upon termination under this Agreement; provided, however, that all monthly payments made pursuant to Section 8(c)(iii) above, except as provided in Section 8(d), shall be reduced or mitigated by the amount of any cash compensation secured or earned by the Executive during such month for services rendered to another employer; and provided further that all benefits receivable by the Executive, his or her legal representatives, heirs, eligible dependents, if any, or permitted assigns, as applicable, shall be reduced to the extent comparable benefits actually are received by the Executive, his or her legal representatives, heirs, eligible dependents, if any, or permitted assigns, as applicable, during the Remaining Term pursuant to similar plans or programs of another employer.

                 9. LIMITATION ON PAYMENTS. If the severance payments provided for under this Agreement, either alone or together with other payments which the Executive would have the right to receive from the Company, will constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "CODE") as in effect at the time of payment, such payment shall be reduced to the largest amount which will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by the Company pursuant to Section 280G(a) of the Code. The determination of the amount of any reduction under this Section 9 and the payments to which such reduction shall apply, shall be made in good faith by the Executive and such determination shall be binding on the Company.

                 10.      EXECUTIVE COVENANTS.

                          (a)     UNAUTHORIZED DISCLOSURE.  The Executive
agrees and understands that due to the Executive's position with the Company, both prior to, if applicable, and subsequent to the Effective Date, the Executive has been and will be exposed to, and has received and will receive confidential and proprietary information of the Company or relating to the Company's business or affairs (collectively, the "TRADE SECRETS"), including but not limited to technical information, computer software (including source and object code data and related documentation), research and development, know-how, product information, formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Executive's duties and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Executive prior to his or her employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section 10(a)(i), the Executive agrees that during the Term and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. On the Termination Date, the Executive promptly will supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible product or document constituting Trade Secrets which have been produced by, received by or otherwise submitted to the Executive in the course of his or her employment with the Company, including the period during and prior to the Term. Any material breach of the terms of this Section 10(a)(i) shall be considered Cause.

                          (b)     INVENTIONS.  The Executive agrees that any
and all inventions, discoveries, improvements, processes, formulae, business application software patents, copyrights and trademarks made, developed, discovered or acquired by him or her during his or her employment by the Company, including the Term, solely or jointly with others or otherwise, which relate to the business of the Company, and all knowledge possessed by the Executive relating thereto (collectively, the "INVENTIONS"), shall be fully and promptly disclosed to the Board and to such person or persons as the Board shall direct, and shall be the sole and absolute property of the Company and the Company shall be the sole and absolute owner thereof. The Executive agrees that he or she will at all times keep all Inventions secret from everyone except the Company and such persons as the Board may from time to time direct. The Executive shall, as requested by the Company at any time and from time to time, whether prior to or after the expiration of the Term, execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment of the Inventions to the Company or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by the Company for the prosecution of patent applications or the acquisition of letters patent. Reference is hereby made to Appendix A to this Agreement, which reprints the text of Sections 2870 through 2872 of the California Labor Code. Execution of this Agreement by the Executive shall confirm that the Executive has received and read such Appendix A. The provisions of this Section 10(b) shall not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

                          (c)     PROHIBITED AND COMPETITIVE ACTIVITIES.  The
Executive and the Company recognize that due to the nature of the Executive's engagement hereunder and the relationship of the Executive to the Company, both prior and subsequent to the Effective Date, the Executive has had and will have access to, has had and will acquire, and has assisted and may continue to assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including Trade Secrets. The Executive acknowledges that such information has been and will be of central importance to the business of the Company and its affiliates and that disclosure of it to, or its use by, others (including, without limitation, the Executive (other than with respect to the Company's business and affairs)) could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties and responsibilities will be to develop good will for the Company and its affiliates through his or her personal contact with "Clients" (as defined below), employees and others having business relationships with the Company, and that there is a danger that this good will, a proprietary asset of the Company, may follow the accordingly agrees as follows:

                                  (i)      PROHIBITED ACTIVITIES.  The
         Executive will not at any time during the Employment Term: (A) other than in the course of his or her employment, disclose or furnish to any other person or, directly or indirectly, use for his or her own account or the account of any other person, any Trade Secrets, no matter from where or in what manner he or she may have acquired such Trade Secrets, and he or she shall retain all such Trade Secrets in trust for the benefit of the Company, its affiliates and the successors and assigns of any of them; (B) directly or through one or more intermediaries, solicit for employment any person who, at the time of such solicitation, is employed by the Company or any affiliate thereof; (C) directly or indirectly, whether for his or her own account or for the account of any other person, solicit, divert or endeavor to entice away from the Company or any entity controlled by the Company, or otherwise engage in any activity intended to terminate, disrupt or interfere with, the Company's or any of its affiliate's relationship with, Clients, or otherwise adversely affect the Company's or any of its affiliate's relationship with Clients or other business relationships of the Company or any affiliate thereof; or (D) publish or make any statement critical of the Company or any stockholder or affiliate of the Company, or in any way adversely affect or otherwise malign the business or reputation of any of the foregoing persons (any activity described in clause (A), (B), (C) or (D) of this Section 10(c)(i) being herein referred to as a "PROHIBITED ACTIVITY"); provided, however, that if in the written opinion of counsel, the Executive is legally compelled to disclose Trade Secrets to any tribunal or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal of those Trade Secrets which such counsel advises in writing legally are required to be disclosed shall not constitute a Prohibited Activity, provided that the Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable. For purposes of this Agreement, "CLIENTS" shall mean those persons who, at any time during the Executive's course of employment with the Company (including, without limitation, prior to the Effective Date) are or were clients or customers of the Company or any affiliate thereof or any predecessor of any of the foregoing.

                                  (ii)     NON-COMPETITION.  By and in
         consideration of the Company's entering into this Agreement and providing the compensation and benefits to be provided by the Company to the Executive, and further in consideration of the Executive's continued exposure to the confidential and proprietary information of the Company (including, without limitation, the Trade Secrets), the Executive agrees that the Executive will not, during the Employment Term, engage in any "COMPETITIVE ACTIVITY" as defined below. For purposes of this Agreement, the term "COMPETITIVE ACTIVITY" shall mean engaging in any of the following activities: (A) serving as a director of any "Competitor" (as defined below); (B) directly or indirectly through one or more intermediaries, either (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and, at the time of any acquisition, do not exceed 5% of the particular class of interests outstanding) (it being understood that, if interests in any Competitor are owned by an investment vehicle or other entity in which the Executive owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Executive, such portion determined by applying the percentage of the equity interest in such entity owned by the Executive to the interests in such Competitor owned by such entity); (C) employment by (including serving as an officer or partner of), providing consulting services to (including, without limitation, as an independent contractor), or managing or operating the business or affairs of, any Competitor; or
         (D) participating in the ownership, management, operation or control of or being connected in any manner with any Competitor. For purposes of this Agreement, the term "COMPETITOR" shall mean any person (other than the Company or any affiliate thereof) that competes, either directly or indirectly, at the time of determination, in any "Restricted Area" (as defined below) with any of the business conducted by the Company or any affiliate thereof. For purposes of this Agreement, the term "RESTRICTED AREA" shall mean any state or territory of the United States in which the Company or any affiliate thereof conducts business or any state or similar subdivision of any foreign country.

                                  (iii)    REMEDIES.  The Executive agrees that
         any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore also agrees that in the event of any such breach or any threat of such breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 10 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.

                 The provisions of this Section 10 shall survive any termination of this Agreement; provided, however, that if this Agreement is terminated during the Probationary Period, the non-competition covenant in
Section 10(c)(ii) shall be void and have no force and effect. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements set forth in this Section 10.

                 11.      MISCELLANEOUS.

                          (a)     BINDING EFFECT; ASSIGNMENT.  This Agreement
shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, representatives, estates, successors and assigns, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise; provided, however, that the Executive, or any beneficiary or legal representative of the Executive, shall not assign all or any portion of the Executive's rights or obligations under this Agreement without the prior written consent of the Company.

                          (b)     NOTICES.  All notices and other
communications given or made pursuant hereto shall be in writing and shall be deemed to have been given on the day delivered if delivered personally, within three (3) "Business Days" (as defined below) after being sent if sent by registered or certified mail (postage prepaid, return receipt requested), the next day after being sent if sent by overnight courier (prepaid) or the next day after being sent if sent by telecopier to either party at the following address:


                          IF TO THE COMPANY:

                                  Legacy Software, Inc.
                                  5340 Alla Road
                                  Los Angeles, CA  90066
                                  Telephone:       (310) 823-2423
                                  Telecopier:      (310) 448-0490

                          WITH A COPY TO:

                                  Brobeck, Phleger & Harrison LLP
                                  550 South Hope Street, 24th Floor
                                  Los Angeles, CA  90071
                                  Attention:        V. Joseph Stubbs, Esq.
                                  Telephone:       (213) 239-1253
                                  Telecopier:      (213) 239-1324

                          IF TO THE EXECUTIVE:

                                  Mr. Cal C. Morrell
                                  c/o Legacy Software, Inc.
                                  5340 Alla Road
                                  Los Angeles, CA  90066
                                  Telephone:       (310) 823-2423
                                  Telecopier:      (310) 448-0490


or to such other address as either party shall have specified for itself, himself or herself from time to time to the other party in writing. For purposes of this Agreement, the term "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required by law to close.

                          (c)     ENTIRE AGREEMENT.  This Agreement contains
the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between them as to such subject matter.

                          (d)     AMENDMENT.  This Agreement may not be amended
except by an instrument in writing signed on behalf of each of the parties hereto.

                          (e)     HEADINGS.  The headings contained in this
Agreement are inserted for convenience or reference only, and do not constitute a part of this Agreement.

                          (f)     NO THIRD PARTY BENEFICIARIES.  This Agreement
is not intended to confer any rights or remedies on any person not a party to this Agreement.

                          (g)     COUNTERPARTS.  This Agreement may be executed
in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                          (h)     INVALIDITY; SEVERABILITY.  In the event that
any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions reasonably can still be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

                          (i)     GOVERNING LAW.  The validity and
interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.

                          (j)     MEDIATION AND ARBITRATION.  Any dispute which
may arise between the parties hereto as to the construction, interpretation or effect of this Agreement which is not resolved by mutual agreement between the parties, shall first be submitted to nonbinding mediation on terms and conditions to be mutually agreed upon by the parties. In the event that a dispute is not resolved by nonbinding mediation, the disputing party may give the other party notice of such party's intention to cause the same to be submitted to arbitration. After fifteen (15) days have elapsed from the giving of such notice, but not before such time, the party who gave such notice may cause any such dispute which then remains unresolved to be submitted to arbitration by submitting the same to the Los Angeles, California office of the American Arbitration Association (the "AAA") (or any successor thereto, but if no organization is then performing a function reasonably similar to the AAA, then to a court of competent jurisdiction in accordance with the rules of such court) with a request for arbitration to be conducted in accordance with the rules thereof by one (1) arbitrator to be jointly selected by the parties. The prevailing party's expenses, including without limitation attorneys' fees, in connection with such arbitration shall be borne by the losing party; provided, however, that if liability is allocated by the arbitrator between the parties, the expenses of such arbitration, including without limitation the parties' attorneys' fees, shall be borne by the parties in proportion to their respective percentages or proportions of liability assessed by the arbitrator. The decision of the arbitrator as to all matters properly submitted to such arbitrator and as to the apportionment of expenses of arbitration shall be conclusive and binding upon the parties and judgment upon any award may be entered in any court of competent jurisdiction.




                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                      LEGACY SOFTWARE, a California
                                      corporation


                                      By: /s/ Ariella J. Lehrer
                                          -----------------------------------
                                          Name: Ariella J. Lehrer
                                          Title:   President

                                                                     "COMPANY"




                                          /s/ Cal C. Morrell
                                          -----------------------------------
                                          Name:  Cal C. Morrell

                                                                   "EXECUTIVE"

                                                                    APPENDIX A

                            NOTIFICATION TO EMPLOYEE

                 Set forth below is the text of Sections 2870, 2871 and 2872 of the California Labor Code, as published in West's Ann. Cal. Labor Code (1989) and West's Ann. Cal. Labor Code (1994 Supp.):

SECTION 2870.    EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                 (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                 (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871. CONDITIONS OF EMPLOYMENT OR CONTINUED EMPLOYMENT; DISCLOSURE OF INVENTIONS

         No employer shall require a provision made void and unenforceable by
Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872.    NOTICE TO EMPLOYEE; BURDEN OF PROOF

         If an employee agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.